Exhibit 23.8




                              ACCOUNTANTS' CONSENT


The Board of Directors
Security Capital Group Incorporated:


     We consent to incorporation by reference in the registration statement (No. 333-64979) on Form S-3 of Security Capital Group Incorporated of our reports dated February 1, 2000, relating to the consolidated balance sheets of CarrAmerica Realty Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of CarrAmerica Realty Corporation and to the reference to our firm under the heading "Experts" in the prospectus.

                                                 KPMG LLP


Washington, DC
December 20, 2000